Exhibit 99.1

A.S. Cooper Building 26 Reid Street, 4th Floor Hamilton HM 11 Bermuda Telephone: +1.441.295.7135

NEWS RELEASE

SECURITY CAPITAL ASSURANCE LTD ANNOUNCES THE APPOINTMENT OF
JONATHAN BANK AND GARY GRANT TO ITS BOARD OF DIRECTORS

Shareholders approve resolution to change Company name
from Security Capital Assurance Ltd to Syncora Holdings Ltd

HAMILTON, BERMUDA – June 6, 2008 – Security Capital Assurance Ltd (NYSE: SCA) (“SCA” or the “Company”) announced today that it has appointed Jonathan F. Bank and Gardner L. Grant, Jr. to SCA’s Board of Directors. Mr. Bank has been appointed as a Class III Director and Mr. Grant has been appointed as a Class I Director. Mssrs. Bank and Grant will be members of the Audit and the Finance and Risk Oversight Committees.

“We are pleased to welcome Jonathan and Gary as new members of the board. They bring a wealth of legal, financial and restructuring experience from within and outside of the insurance industry,” said SCA’s Chairman, Michael P. Esposito, Jr.

Mr. Bank, 65, has over 40 years of experience in legal, regulatory, and restructuring issues in the insurance and reinsurance industries. He is currently of counsel with the Los Angeles office of Locke Lord Bissell & Liddell LLP. Previously, Mr. Bank was Senior Vice President of Tawa Associates Ltd., as well as General Counsel of its operating subsidiary CX Reinsurance Company. Prior to Tawa, he was the practice leader of PricewaterhouseCoopers’ US insurance and reinsurance regulatory and restructuring practice. Earlier in his career, Mr. Bank was a partner in the firm of Chadbourne & Parke focusing on reinsurance issues.

Mr. Bank is a member of the Board of Directors of Platinum Underwriters Holding, Ltd., where he is Chairman of the Compensation Committee. He is also a member of the Board of Directors of PXRE Reinsurance Company. He received his J.D. from Creighton University and a B.B.A. from the University of Oklahoma.

Mr. Grant, 51, has over 25 years of legal, management and restructuring experience across a number of industries. Mr. Grant is currently the Managing Member of GL Grant & Company, LLC, an independent consulting company providing advisory services to private and public companies on special situations. Prior to beginning his own consulting practice, Mr. Grant held various senior legal, management and board positions.

He was an Independent Director and Member of the Special Committee of the Board of Directors of Cable & Wireless USA, Inc. and Cable & Wireless Internet Services, Inc. throughout the financial restructuring and sale of those companies. He also served as Chief Restructuring Officer of FLAG Telecom Holdings Limited, a global undersea fiber optic cable operator, and as Senior Vice President and General Counsel of ICO Global Communications Holdings Limited, a satellite communications company. Earlier in his career, Mr. Grant was Executive Director of Business Development and Chief European Counsel, respectively, at US West International, Inc. Mr. Grant received his J.D. from the University of Colorado School of Law and a B.A. from Brown University.

Following these two appointments, SCA’s Board of Directors will have 11 members.

Name Change to Syncora Holdings Ltd

The Company also announced that at the Company’s Annual General Meeting held on May 20, 2008, more than 98% of its shareholders voted in favor of changing the Company’s name to Syncora Holdings Ltd. The Company will formally change its name to Syncora Holdings Ltd on August 4, 2008.

“We are pleased our shareholders have approved the name change,” commented Paul S. Giordano, SCA’s Chief Executive Officer. “As part of our initial public offering in August of 2006 we agreed we would transition away from the XL name within two years. We are taking all steps to ensure a smooth implementation of the new name.”

Also on August 4, 2008, SCA’s operating subsidiaries XL Capital Assurance Inc. and XL Financial Assurance Ltd will change their names to Syncora Guarantee Inc., and Syncora Guarantee Re Ltd, respectively. The Company’s New York Stock Exchange ticker symbol, SCA, will remain the same.

About Security Capital Assurance Ltd

Security Capital Assurance Ltd is a Bermuda-domiciled holding company whose common shares are listed on the New York Stock Exchange (NYSE: SCA). For more information please visit www.scafg.com.

Contact:

2

Investors Frank Constantinople +1 441-279-7450 frank.constantinople@scafg.com	Media Michael Gormley +1 441-279-7450 michael.gormley@scafg.com Michele Loguidice +1 212-333-3810 mloguidice@brunswickgroup.com

FORWARD-LOOKING STATEMENTS

This release contains statements about future results, plans and events that may constitute "forward-looking" statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned that these statements are not guarantees of future results, plans or events and such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Company's control. These factors include, but are not limited to: recent and future rating agency statements and ratings actions; the outcome of the Company’s dispute with Merrill Lynch International concerning the Company’s termination of seven credit default swap (“CDS”) contracts; the Company’s ability to successfully implement its strategic plan; higher risk of loss in connection with obligations guaranteed by the Company due to recent deterioration in the credit markets stemming from the poor performance of subprime residential mortgage loans; the suspension of writing substantially all new business and the Company’s ability to continue to operate its business in its historic form; the development and implementation of a strategic plan; developments in the world's financial and capital markets that adversely affect the performance of the Company's investments and its access to such markets; the performance of invested assets, losses on credit derivatives or changes in the fair value of credit default swaps; the availability of capital and liquidity; the timing of claims payments and the receipt of reinsurance recoverables; greater frequency or severity of claims and loss activity including in excess of the Company’s loss reserves; changes in the Company’s reinsurance agreements with certain of its subsidiaries; the impact of provisions in business arrangements and agreements triggered by the ratings downgrades; the impact of other triggers in business arrangements including CDS contracts; changes in regulation, tax laws, legislation or accounting policies or practices; changes in officers; general economic conditions; changes in the availability, cost or quality of reinsurance or retrocessions; possible downgrade of the Company’s reinsurers; possible default by the counterparties to the Company’s reinsurance arrangements; the Company’s ability to compete; changes that may occur in Company operations and ownership as the Company matures; and other additional factors, risks or uncertainties described in Company filings with the Securities and Exchange Commission, including in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and also disclosed from time to time in subsequent reports on Form 10-Q and Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made.